Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
7.75% SERIES A TERM PREFERRED STOCK DUE 2022
OF
EAGLE POINT CREDIT COMPANY INC.

Eagle Point Credit Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) has duly adopted resolutions approving the following amendments to the Certificate of Designation (the “Certificate of Designation”) of 7.75% Series A Term Preferred Stock due 2022 (the “Series A Term Preferred Stock”) of the Corporation set forth below:

1.        The first sentence of Section 1.1 of the Certificate of Designation shall be amended and restated as follows:

“A series of 1,818,000 shares of the capital stock of the Corporation authorized by the Certificate of Incorporation (the “Capital Stock”) classified as preferred stock are hereby designated as Series A Term Preferred Stock.”

2.        Section 2.1 shall be amended by replacing the reference to “Section 2.9” with “Section 2.8”.

3.        Section 6.3(a) of the Certificate of Designation shall be amended and restated as follows:

“(a) Certain Amendments Requiring Approval of Preferred Stock. Except as otherwise permitted by the terms of this Certificate of Designation, (1) so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Preferred Stock outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designation (or any other document governing the rights of the Preferred Stock or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such shares of the Preferred Stock or the Holders thereof and (2) so long as any shares of Series A Term Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least two-thirds of the shares of Series A Term Preferred Stock Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designation (or any other document governing the rights of the Series A Term Preferred Stock or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such shares of the Series A Term Preferred Stock or the Holders thereof differently than shares of any other series of Preferred Stock; provided, however, that for purposes of this Section 6.3(a), (i) a change in the capitalization of the Corporation in accordance with Section 7.1 hereof shall not be considered to materially and adversely affect the rights and preferences of the Preferred Stock, including the Series A Term Preferred Stock, and (ii) a division of a share of preferred stock, including the Series A Term Preferred Stock, shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a share of Preferred Stock or any series thereof, or the Holder of any such share unless such matter (x) alters or abolishes any preferential right of such share of Preferred Stock, or (y) creates, alters or abolishes any right in respect of redemption of such share (other than as a result of a division of a share of Preferred Stock). So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of at least sixty-seven percent (67%) of the Holders of the shares of Preferred Stock outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its duly authorized officer as of this 10th day of October 2016.

EAGLE POINT CREDIT COMPANY INC.

By: /s/ Thomas P. Majewski

Name: Thomas P. Majewski
Title: Chief Executive Officer